Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANK ANNOUNCES ACQUISITION of FIRST BANK OF JACKSONVILLE

October 22, 2010

AMERIS BANK (NASDAQ-GS: ABCB), Moultrie, Georgia, announced today a definitive agreement with the Federal Deposit Insurance Corporation (“FDIC”) to assume the deposits and certain assets of First Bank of Jacksonville, a full-service bank with two branches located in Jacksonville, Florida. The Florida Office of Financial Regulation declared First Bank of Jacksonville closed today and appointed the FDIC as receiver. The FDIC entered into a loss-share transaction and sold the assets and deposit liabilities of First Bank of Jacksonville to Ameris Bank.

As branches of Ameris Bank, offices located at 11100 San Jose Boulevard and 9802 Old Baymeadows Road, will be open and serving customers on Monday, October 25, 2010, during the bank’s normal business hours. First Bank of Jacksonville depositors will automatically become depositors of Ameris Bank, and deposits will continue to be insured by the FDIC, (up to FDIC maximum). With this acquisition, Ameris Bank will now operate 52 locations in Georgia, Florida, Alabama and South Carolina.

Edwin W. Hortman, Jr., President & CEO commented, “It is my pleasure to welcome First Bank’s customers and employees to the Ameris Bank family. Customers can be confident that their deposits are safe and readily accessible. Ameris Bank has supported the financial needs of local communities since 1971. Our Jacksonville, Fleming Island, and Orange Park locations have been an important part of our Company’s four-state footprint since late 2005, and two new locations will further complement our existing presence in this market. We appreciate working with the FDIC since October 2009 and look forward to continuing this relationship.”

As a result of this acquisition, Ameris Bank will assume approximately $78 million in total deposits and $56 million in total loans. All of the loans purchased from the FDIC are covered under loss-sharing agreements that afford the Company significant protection from losses.

Ameris Bank is a wholly-owned subsidiary of Ameris Bancorp, headquartered in Moultrie, Georgia. For additional information about Ameris Bank, please visit our web site at www.amerisbank.com.

Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.